UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified in Its Charter)

SIDUS INVESTMENT PARTNERS, L.P.

SIDUS DOUBLE ALPHA FUND, L.P.

SIDUS DOUBLE ALPHA, LTD.

SIDUS ADVISORS, LLC

SIDUS INVESTMENT MANAGEMENT, LLC

MICHAEL J. BARONE

ALFRED V. TOBIA JR.

BLR PARTNERS LP

BLRPART, LP

BLRGP INC.

FONDREN MANAGEMENT, LP

FMLP INC.

BRADLEY L. RADOFF

CLIFFORD PRESS

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Sidus Investment Management, LLC and BLR Partners LP, together with the other participants named herein (collectively, “Sidus”), intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of Sidus’ slate of highly qualified director nominees to the Board of Directors of Acacia Research Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On March 20, 2018, Sidus issued the following press release:

SIDUS Investment Management AND BLR Partners ISSUE LETTER TO STOCKHOLDERS OF Acacia Research Corporation

Troubled by Destruction of Value and Change in Strategic Direction Under Current Leadership

Announce Nomination of Clifford Press and Alfred V. Tobia Jr. for Election at Upcoming 2018 Annual Meeting

NEW YORK, NY, March 20, 2018 – Sidus Investment Management, LLC and BLR Partners LP (together, “Sidus,” “we” or “us”), collectively one of the largest stockholders of Acacia Research Corporation (“Acacia” or the “Company”) (NASDAQ:ACTG), with aggregate ownership of approximately 4.1% of the Company’s outstanding shares, today issued a letter to Acacia’s stockholders. In the letter, Sidus confirmed that it has formally nominated two independent, highly-qualified candidates, Clifford Press and Alfred V. Tobia Jr., for election to the Company’s Board of Directors (the “Board”) at the Company’s upcoming 2018 annual meeting of stockholders (the “2018 Annual Meeting”). The full text of the letter follows:

March 20, 2018

Dear Fellow Acacia Stockholders:

We collectively beneficially own approximately 4.1% of the outstanding shares of Acacia, making us one of the Company’s largest stockholders. We have repeatedly attempted to privately address our concerns with the Company in a constructive manner. Unfortunately, the incumbent Board and management team have elected to ignore us (and other stockholders as demonstrated by the termination of the Q&A portion of the Company’s conference calls and failure to participate in broker-sponsored research conferences or non-deal road shows), leaving us little choice but to nominate a competing slate of director candidates for election at the upcoming 2018 Annual Meeting.

Our concerns with Acacia’s governance and strategic direction have coincided with the appointment of Louis Graziadio as Executive Chairman of the Board on August 1, 2016 and the subsequent shift in Acacia’s business model. In fact, since his appointment as Executive Chairman, Acacia’s stock price has declined by approximately 36% while the NASDAQ Composite Index has appreciated by approximately 30%.1

At the time of Mr. Graziadio’s appointment as Executive Chairman, the Company disclosed that he would “not receive a salary for his service as Executive Chairman” other than what he would be entitled to as a director, and that Second Southern Corp. (“Second Southern”), a company wholly owned by Mr. Graziadio and which he serves as President, would be entitled to certain payments as “reimbursement” for its costs and expenses (including personnel, facilities and supplies) incurred in connection with Mr. Graziadio’s performance of his duties.2 We demand an accounting as to the costs and expenses actually incurred by Second Southern. When reviewing the Company’s proxy statement for the 2017 annual meeting of stockholders, we were astonished to see that, despite not being an employee of the Company, Mr. Graziadio managed to obtain $2,417,426 in aggregate compensation for fiscal 2016, consisting of $375,000 paid to Second Southern, an option grant valued at $1,962,422 and a director fee of $80,004.

1 Calculated from August 1, 2016 to March 19, 2018.

2 Acacia Form 8-K filed on August 5, 2016.

We are also concerned by the recent appointment of James Sanders to the Board. Since October 1998, Mr. Sanders has served as secretary and general counsel of Boss Holdings, Inc., a company of which Mr. Graziadio serves as Chairman and Chief Executive Officer. We question whether Mr. Sanders is truly independent.

Furthermore, we are troubled that, following Mr. Graziadio’s appointment, the Company established an indirect subsidiary, AIP Operation LLC (“AIP”), to receive contributions of corporate assets (without providing any consideration) and adopted a corresponding profits interest plan pursuant to which an appreciation in these contributed assets provides additional compensation to certain of the Company’s directors and officers. For example, according to the Company’s Form 10-K for fiscal 2017, the Company contributed the Veritone 10% Warrant, which provides for the issuance of 809,400 shares of common stock of Veritone, Inc. (“Veritone”) at an exercise price of $13.6088 per share, to AIP, and Acacia retains 60% of the membership interests in AIP with certain of its officers and directors owning the remaining 40% through profits interests. We do not believe that it is appropriate for stockholders to take the risk of loss on the capital invested while insiders receive such a significant percentage of the upside if it succeeds.

In addition to the compensation practices, we are concerned about the new business model that the incumbent Board adopted under Mr. Graziadio’s leadership, described as “an increased focus on partnering with high-growth and potentially disruptive technology opportunities which will include… those in the areas of Artificial Intelligence (AI) and machine learning, machine vision, robotics and blockchain technologies.”3

Based on publicly available information, it does not appear that either management or the Board of Acacia has any demonstrated record of success in technology investing that gives us confidence in the Company’s ability to execute this particular strategy. The Company’s first foray into this strategy saw Acacia commit nearly $54 million to an investment in Veritone – a cloud-based AI technology company. In 3Q17 Acacia reported an unrealized gain of $159 million on this investment, followed by an unrealized loss of $104 million in the following quarter. Based on the price of Veritone stock today, Acacia has sustained a further unrealized loss of $31 million.4 We are concerned that Acacia has such a high level of exposure to such a volatile stock, which has traded between $7.76 and $74.92 during the past year – especially because the Company entered into a lock-up agreement that prevented sales of Veritone stock until February 15, 2018 and continues to be subject to Rule 144 volume limitations that inhibit Acacia’s ability to liquidate its position.

Although Acacia has a classified Board and only two directors are up for election at the 2018 Annual Meeting, we believe that stockholders have an opportunity to effect meaningful change because Mr. Graziadio is one of the directors up for election at the 2018 Annual Meeting. We have been advised that Acacia has notified Broadridge Financial Solutions of a April 9th record date and a June 7th meeting date for the 2018 Annual Meeting. It is crucial that stockholders take whatever steps may be needed with their custodial banks and brokerage firms to ensure that they have the ability to vote their shares at the 2018 Annual Meeting.

Our director nominees are:

Clifford Press is a Managing Member of Oliver Press Partners, LLC, an investment advisory firm. He previously served as a General Partner of Hyde Park Holdings, Inc., a private equity investment firm that he co-founded. Mr. Press currently serves as a director of several public companies including Stewart Information Services Corporation, Quantum Corporation and Drive Shack, Inc. He also previously served as a director of public companies Coherent Inc. and SeaBright Holdings, Inc. We believe that Mr. Press’s financial expertise and over 25 years of experience investing in a broad range of public and private companies, together with his governance oriented public company board experience, makes him well qualified to serve on the Board.

3 Acacia press release dated February 13, 2018.

4 Calculated as of March 19, 2018.

Alfred V. Tobia Jr. is a Managing Member of Sidus Investment Management, LLC, an investment firm he co-founded, and has been a technology investor for the past 16 years. He previously served as Senior Managing Director and Supervisory Analyst at Banc of America Securities LLC (formerly Montgomery Securities). He also was a Senior Analyst at Wertheim Schroeder & Co., where he was twice named to the Wall Street Journal’s Analyst All-Star team for stock selection. Mr. Tobia currently serves as a director of Harte Hanks, Inc. We believe Mr. Tobia’s expertise in corporate finance, strategic planning and the capital and credit markets, coupled with his executive experience through the management of an investment fund, well qualifies him to serve on the Board.

We strongly believe that the Company’s stockholders will benefit from the addition of Messrs. Press and Tobia to the Board and we look forward to providing stockholders with an alternative to the status quo at the upcoming 2018 Annual Meeting.

Regards,

Alfred V. Tobia Jr. Sidus Investment Management LLC	Bradley L. Radoff BLR Partners LP

Contacts

Clifford Press

(212) 277-5635

Alfred V. Tobia Jr.

(212) 751-6644

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sidus Investment Management, LLC, together with the other participants named herein (collectively, "Sidus"), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2018 annual meeting of stockholders of Acacia Research Corporation, a Delaware corporation (the "Company").

SIDUS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Sidus Investment Partners, L.P. (“Sidus Partners”), Sidus Double Alpha Fund, L.P. (“Sidus Double Alpha”), Sidus Double Alpha, Ltd. (“Sidus Double Alpha Offshore”), Sidus Advisors, LLC (“Sidus Advisors”), Sidus Investment Management, LLC (“Sidus Management”), Michael J. Barone, Alfred V. Tobia Jr., BLR Partners LP (“BLR Partners”), BLRPart, LP (“BLRPart GP”), BLRGP Inc. (“BLRGP”), Fondren Management, LP (“Fondren Management”), FMLP Inc. (“FMLP”), Bradley L. Radoff and Clifford Press.

As of the date hereof, Sidus Partners directly beneficially owns 167,448 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company. As of the date hereof, Sidus Double Alpha directly beneficially owns 458,461 shares of Common Stock. As of the date hereof, Sidus Double Alpha Offshore directly beneficially owns 209,967 shares of Common Stock. As of the date hereof, 194,124 shares of Common Stock were held in an account to which Sidus Management serves as the sub-advisor (the “Managed Account”). Sidus Advisors, as the general partner of each of Sidus Partners and Sidus Double Alpha, may be deemed to beneficially own the (i) 167,448 shares of Common Stock owned directly by Sidus Partners and (ii) 458,461 shares of Common Stock owned directly by Sidus Double Alpha. Sidus Management, as the investment manager of each of Sidus Partners, Sidus Double Alpha and Sidus Double Alpha Offshore, and as the sub-advisor of the Managed Account, may be deemed to beneficially own the (i) 167,448 shares of Common Stock owned directly by Sidus Partners, (ii) 458,461 shares of Common Stock owned directly by Sidus Double Alpha, (iii) 209,967 shares of Common Stock owned directly by Sidus Double Alpha Offshore and (iv) 194,124 shares of Common Stock held in the Managed Account. Each of Messrs. Barone and Tobia, as a Managing Member of Sidus Management, may be deemed to beneficially own the (i) 167,448 shares of Common Stock owned directly by Sidus Partners, (ii) 458,461 shares of Common Stock owned directly by Sidus Double Alpha, (iii) 209,967 shares of Common Stock owned directly by Sidus Double Alpha Offshore and (iv) 194,124 shares of Common Stock held in the Managed Account. As of the date hereof, BLR Partners directly beneficially owns 1,046,000 shares of Common Stock. BLRPart GP, as the general partner of BLR Partners, may be deemed to beneficially own the 1,046,000 shares of Common Stock owned directly by BLR Partners. BLRGP, as the general partner of BLRPart GP, may be deemed to beneficially own the 1,046,000 shares of Common Stock owned directly by BLR Partners. Fondren Management, as the investment manager of BLR Partners, may be deemed to beneficially own the 1,046,000 shares of Common Stock owned directly by BLR Partners. FMLP, as the general partner of Fondren Management, may be deemed to beneficially own the 1,046,000 shares of Common Stock owned directly by BLR Partners. Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP, may be deemed to beneficially own the 1,046,000 shares of Common Stock owned directly by BLR Partners. As of the date hereof, Mr. Press does not beneficially own any shares of Common Stock.